Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-43047, No. 333-103528, and No. 333-152884) of Sinclair Broadcast Group, Inc. of our report dated June 28, 2017 relating to the financial statements and schedule of Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016, which appears in this 2016 Annual Report on Form 11-K.

/s/ CohnReznick LLP

Bethesda, Maryland
June 28, 2017